Exhibit 99.2

FOR IMMEDIATE RELEASE

MEN’S WEARHOUSE PROPOSES TO ACQUIRE JOS. A. BANK FOR $55 PER SHARE IN CASH

Men’s Wearhouse’s Proposal Provides Jos. A. Bank’s Shareholders

with Substantial Premium and Immediate Liquidity

Combination Would Create the Premier Men’s Apparel Retailer

with Enhanced Scale and a Broadened Customer Reach

FREMONT, Calif., November 26, 2013 — The Men’s Wearhouse (NYSE: MW) today announced that it has proposed to acquire all of the outstanding shares of Jos. A. Bank Clothiers (Nasdaq: JOSB) common stock for $55.00 per share in cash, representing an implied enterprise value of approximately $1.2 billion.

The Men’s Wearhouse proposal represents a 45% premium over Jos. A. Bank’s unaffected enterprise value and a 32% premium over Jos. A. Bank’s closing share price on October 8, 2013, the day prior to the public announcement of Jos. A. Bank’s proposal to acquire Men’s Wearhouse.  The transaction represents a 9.1x enterprise value to last twelve months (“LTM”) Adjusted EBITDA multiple (assuming $133 million of LTM Adjusted EBITDA as of August 3, 2013), a significant premium to Jos. A. Bank’s proposal to acquire Men’s Wearhouse.  Men’s Wearhouse intends to finance the transaction with a combination of balance sheet cash and debt financing.

“Following Jos. A. Bank’s unsolicited public proposal to acquire Men’s Wearhouse, our Board of Directors evaluated a number of alternatives to deliver value to our shareholders,” said Bill Sechrest, Lead Director of the Board of Men’s Wearhouse.  “After a thorough review, our Board concluded that an acquisition of Jos. A. Bank by Men’s Wearhouse has strategic logic and the potential to deliver substantial benefits to our respective shareholders, employees and customers.  In reaching our determination, we considered a number of factors including Men’s Wearhouse’s advantage in scale, growth and performance, long history as a prudent steward of capital, successful acquisition track record and experienced management team.  We believe we are the right acquiror for this combination and that our experienced management team is best positioned to execute the integration of our companies and achieve the synergies that would result.  We are ready to engage with the Jos. A. Bank’s Board immediately.”

Doug Ewert, President and Chief Executive Officer of Men’s Wearhouse, said, “Our compelling proposal provides Jos. A. Bank’s shareholders with a substantial premium and immediate liquidity for their investment.  The transaction will be substantially accretive to Men’s Wearhouse’s earnings in year one, and the combined company will have a strong balance sheet with the operational flexibility to successfully execute on its strategic plan.  Together, we can create the premier men’s apparel retailer, with enhanced scale and a broader best-in-class offering for our valued customers, which we expect to drive significant shareholder value.”

Strategic and Financial Benefits of the Men’s Wearhouse Proposal

•                  Provides compelling value for both companies’ shareholders: The Men’s Wearhouse proposal provides Jos. A. Bank’s shareholders immediate liquidity and substantial value for their investment.  The Men’s Wearhouse proposal represents a 45% premium over Jos. A. Bank’s unaffected enterprise value as of October 8, 2013, the day prior to the public announcement of Jos. A. Bank’s proposal to acquire Men’s Wearhouse, and a multiple of 9.1x enterprise value to LTM Adjusted EBITDA.

Men’s Wearhouse shareholders would benefit from approximately $100 to $150 million of run-rate annual synergies realized over three years through improving purchasing efficiencies, optimizing customer service and marketing practices, and streamlining corporate functions.  The transaction will be substantially accretive to Men’s Wearhouse’s earnings in the first year following closing.

•                  Creates the premier men’s apparel retailer: The enhanced scale of the combined company will enable Men’s Wearhouse and Jos. A. Bank to become the fourth largest U.S. men’s apparel retailer.  The combined company would have more than 1,700 total stores and pro forma sales of more than $3.5 billion.  Building on the two companies’ complementary business models, the combined company would better serve customers in more locations and optimize merchandising and sourcing capabilities, which is crucial in the rapidly evolving and highly competitive retail environment.

•                  Structure will enable combined company to succeed: Given Men’s Wearhouse’s advantage in scale, growth and performance, this combination is best facilitated through an acquisition of Jos. A. Bank by Men’s Wearhouse.  The Men’s Wearhouse proposal does not require any costly third-party equity investment and is not conditioned on financing.  Men’s Wearhouse expects to finance the transaction with a combination of balance sheet cash and debt financing.  Furthermore, a combination with Men’s Wearhouse as the acquiror would result in substantially lower leverage with pro forma debt to LTM Adjusted EBITDA of approximately 2.8x, which affords both brands the operational flexibility to execute on their strategic plans.  The transaction would also enable Men’s Wearhouse to maintain its quarterly dividend of $0.18 per share.  The strong free cash flow generated by the combined company would enable rapid deleveraging as well as strong future return of capital.

In addition, the Men’s Wearhouse management team has a proven track record of successful acquisitions, having integrated more than 600 stores and over 7,000 employees in connection with its previous acquisitions of Joseph Abboud, After Hours and Moores.  Men’s Wearhouse would expect a smooth integration, as there will be no rebranding or remodels required — Jos. A. Bank’s store banner would remain in place.  Management would consist of the most qualified individuals from both companies, and Men’s Wearhouse is confident that its deep-rooted corporate culture of customer service will appeal to Jos. A. Bank employees and customers, and that implementing the best practices of both companies will drive operational and financial success.

Men’s Wearhouse has delivered its proposal to Jos. A. Bank’s Board of Directors.  Below is the text of the letter that was sent to Jos. A. Bank’s Board of Directors:

November 26, 2013

Robert N. Wildrick

Chairman of the Board of Directors

Jos. A. Bank Clothiers, Inc.

251 Royal Palm Way, Suite 101

Palm Beach, FL 33480

wildrick@jos-a-bank.com

Facsimile: (561) 805-7471

Dear Robert:

In considering Jos. A. Bank’s earlier proposal to acquire The Men’s Wearhouse, Inc., the Board of Directors of Men’s Wearhouse also evaluated a number of alternatives to deliver value to our shareholders.  Based on our Board’s thorough review, we have concluded that an acquisition of Jos. A. Bank by Men’s Wearhouse has strategic logic and has the potential to deliver substantial benefits to our respective shareholders, employees and customers.  By combining our two companies, we can better serve customers in more locations and optimize our merchandising and sourcing capabilities.  Such developments are crucial in our rapidly evolving and highly competitive retail environment.

This letter formally conveys to you the following proposal, which has been approved by our Board of Directors:  The Men’s Wearhouse is prepared to offer $55.00 per share in cash for all of the outstanding shares of Jos. A. Bank’s common stock.  This price represents a 45% premium over Jos. A. Bank’s unaffected enterprise value and a 32% premium over the closing share price on October 8, 2013, the day prior to the public announcement of Jos. A. Bank’s proposal.  As Jos. A. Bank’s current cash, cash equivalents and short-term investments balance of $333 million (as of August 3, 2013) represents a significant portion of its equity value at approximately $11.90 per share, or 29% of the unaffected market capitalization, we believe that a premium to enterprise value represents the most meaningful measure of the value that our proposal offers to Jos. A. Bank’s shareholders, paying a premium for the operating business and valuing the Jos. A. Bank cash dollar for dollar.  Additionally, our offer represents a 9.1x enterprise value to LTM Adjusted EBITDA multiple (assuming $133 million of LTM Adjusted EBITDA as of August 3, 2013), a significant premium to Jos. A. Bank’s offer for Men’s Wearhouse.  By any measure, we believe our proposal represents a compelling opportunity that your shareholders will find extremely attractive.

This proposal is a compelling proposition and our advantage in scale, growth and performance clearly makes this transaction structure the right decision for both companies’ shareholders.  As the leading men’s specialty retailer in North America, Men’s Wearhouse had more than twice the sales of Jos. A.  Bank in the last twelve months and has a proven track record of creating value for shareholders, with total shareholder returns of 75% over the last three years, versus 50% for the S&P 500.  With a proven acquisition track record, Men’s Wearhouse is the right acquiror for this combination.  We are well-suited to optimize the potential of our respective platforms and brands, and best positioned to execute the integration of our companies and achieve the synergies that would result.  Moreover, an acquisition by Men’s Wearhouse of Jos. A. Bank would result in a lower debt burden for the combined companies and affords both brands the operational flexibility to execute on their strategic plans.

Our proposal is not conditioned on financing.  The transaction is expected to be funded by a combination of cash on our balance sheet and debt financing.  Our proposal is not subject to outside third party equity, not only solidifying our ability to consummate a transaction but retaining the value of the benefits of a combination for both of our shareholders.  Additionally, our largest shareholder, Eminence Capital, who is also one of your large shareholders, has publicly articulated their strong desire to see this combination effected.

We believe this all-cash transaction is compelling for your shareholders as they would receive immediate liquidity at a substantial premium to the market’s assessment of Jos. A. Bank’s value.  Our proposal would deliver immediate, certain value to your shareholders that is superior to what we believe you can reasonably expect to create as a standalone company.

Importantly, we expect a smooth integration as there will be no rebranding or remodels required — Jos. A. Bank’s store banner will remain in place.  Management will consist of the most qualified individuals from both companies.  We are confident Men’s Wearhouse’s deep-rooted corporate culture of customer service will appeal to Jos. A. Bank employees and customers, and that by implementing the best practices of both companies we will drive operational and financial success.

Our strong preference is to work with you to negotiate a mutually acceptable transaction and avoid unnecessary costs. We have reviewed all publicly available information regarding Jos. A. Bank and we are prepared to conduct limited due diligence immediately, including a meeting with senior management.  We will move expeditiously to negotiate definitive documentation in parallel with our due diligence review.

This letter does not represent or create any legally binding or enforceable obligations.  No such obligations will be imposed on either party unless and until a definitive agreement is signed by both Men’s Wearhouse and Jos. A. Bank.

We look forward to reaching a transaction that creates value for all of our shareholders and are prepared to meet with you immediately to discuss the same.

Sincerely,

Douglas S. Ewert
President, Chief Executive Officer and Director

cc:	BofA Merrill Lynch
J.P. Morgan Securities LLC
Willkie Farr & Gallagher LLP

BofA Merrill Lynch and J.P. Morgan Securities LLC are serving as financial advisors to Men’s Wearhouse, and Willkie Farr & Gallagher LLP is serving as legal advisor.

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,137 stores.  The Men’s Wearhouse, Moores and K&G stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and non-exclusive merchandise brands and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux

stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.  Investors can find additional information at http://ir.menswearhouse.com/.

This press release contains forward-looking information.  Forward-looking statements are not guarantees of future performance and a variety of factors could cause actual results to differ materially from the anticipated or expected results expressed in or suggested by these forward-looking statements.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may be significantly impacted by various factors, including, but not limited to: actions by governmental entities, domestic and international economic activity and inflation, success, or lack thereof, in executing our internal operating plans and new store and new market expansion plans, including successful integration of acquisitions, performance issues with key suppliers, disruption in buying trends due to homeland security concerns, severe weather, foreign currency fluctuations, government export and import policies, aggressive advertising or marketing activities of competitors; and legal proceedings. Future results will also be dependent upon our ability to continue to identify and complete successful expansions and penetrations into existing and new markets and our ability to integrate such expansions with our existing operations.  These statements also include assumptions about our offer to acquire Jos. A. Bank (including its benefits, results, effects and timing) that may not be realized.  Risks and uncertainties related to the proposed transaction include, among others: in the event a definitive transaction agreement is executed, the risk that Jos. A. Bank’s shareholders do not approve the transaction; uncertainties as to the timing of the transaction; the risk that regulatory or other approvals required for the transaction are not obtained,  the risk that the other conditions to the closing of the transaction are not satisfied; and, in the event the transaction is consummated, risks related to the costs and difficulties related to the integration of Jos. A. Bank’s businesses and operations with Men’s Wearhouse’s business and operations; the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction; unexpected costs, charges or expenses resulting from the transaction; litigation relating to the transaction; and the inability to retain key personnel.  Other factors that may impact the forward-looking statements are described in the Company’s annual report on Form 10-K for the fiscal year ended February 2, 2013 and Forms 10-Q.  Men’s Wearhouse is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.  For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

Contacts:

Ken Dennard

Dennard • Lascar Associates

(832) 594-4004

ken@dennardlascar.com

http://ir.menswearhouse.com/

Dan Katcher / Tim Lynch / Andrea Rose

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449